EXHIBIT 99.1

Altavista, VA October 26, 2007 — Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company of The First National Bank of Altavista (quarterly consolidated results unaudited) reported today net income after taxes of $786,000 or $0.53 per basic share for the quarter ended September 30, 2007, and $2,014,000 or $1.36 per basic share for the nine months ended September 30, 2007 compared to net income after taxes of $629,000 or $0.43 per basic share and $1,829,000 or $1.25 per basic share, respectively, for the same periods of 2006.

Profitability as measured by the Company’s return on average assets (ROA) was 1.01% for the nine months ended September 30, 2007, compared to 1.02% for the same period of 2006. Another key indicator of performance, the return on average equity (ROE) for the nine months ended September 30, 2007 was 10.63%, compared to 10.27% for the nine months ended September 30, 2006.

2007 third quarter net income represents a 24.96% increase from 2006 third quarter net income. Net income increased 10.11% for the nine months ended September 2007 when compared to the same period of 2006. The increases in net income are primarily attributable to higher net interest income stemming from increases in loan volume.

“We are pleased with the progress we have achieved in the third quarter of 2007 in terms of growth in both earnings and assets,” stated Rob Gilliam, President and CEO for both Pinnacle Bankshares and First National Bank.

Net interest income was $2,625,000 for the three months ended September 30, 2007 compared with $2,340,000 in the same time period in 2006. Net interest income was $7,563,000 for the nine months ended September 30, 2007 compared with $6,789,000 in the same time period in 2006. The net interest margin decreased to 4.03% for the nine months ended September 30, 2007, from 4.06% for the twelve months ended December 31, 2006.

Total interest income increased 17.21% or $691,000 in the third quarter of 2007 compared to the same time period in 2006. Total interest income increased 19.77% or $2,249,000 in the nine months ended September 30, 2007 compared to the same time period in 2006. Interest income increased as a result of net loans outstanding increasing by $16,621,000 since December 31, 2006 and the yield on earning assets increasing by 36 basis points in the same time period.

Total interest expense increased 24.24% or $406,000 in the third quarter of 2007 compared to the same time period in 2006. Total interest expense increased 32.17% or $1,475,000 in the first nine months ended September 30, 2007 compared to the same period in 2006. Interest expense increased due to the impact of the upward repricing of deposits as cost to fund earning assets increased by 39 basis points and total deposits grew by $19,457,000 since December 31, 2006.

Noninterest income increased 8.28% or $52,000 in the third quarter of 2007 compared to the same time period of 2006. Noninterest income increased 4.91% or $91,000 for the nine months ended September 30, 2007 compared to the same period of 2006. The increase from the first nine months of 2006 to the first nine months of 2007 was primarily due an increase in commissions on sale of investment products.

Noninterest expense increased 5.17% or $101,000 in the third quarter of 2007 compared to the same time period of 2006. Noninterest expense increased 9.45% or $541,000 for the nine months ended September 30, 2007 compared to the same period of 2006. The increase in noninterest expense is attributable primarily to the effect of overall growth of the Company on personnel expenses and fixed asset costs.

Total assets at September 30, 2007 were $277,908,000, an increase of 8.38% from $256,421,000 at December 31, 2006. The principal components of the Company’s assets at the end of the period were $224,482,000 in net loans, $23,503,000 in cash and cash equivalents and $21,170,000 in securities. During the nine-month period ended September 30, 2007, net loans increased 8.00% or $16,621,000 from $207,861,000 at December 31, 2006.

Total liabilities at September 30, 2007 were $251,786,000, an increase of 8.56% from $231,929,000 at December 31, 2006, as demand deposits increased 12.12% or $2,864,000, savings and NOW accounts increased 7.94% or $5,541,000 and time deposits increased 8.04% or $11,052,000 from December 31, 2006.

Total stockholders’ equity at September 30, 2007 was $26,122,000, including $21,324,000 in retained earnings. At December 31, 2006, stockholders’ equity totaled $24,492,000.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of The First National Bank of Altavista serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford and Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst (which opened in November 2006), two branches in Campbell County, one branch in the City of Lynchburg and one branch in Bedford County at Forest. The Company also operates a loan production office at Smith Mountain Lake in Moneta, Franklin County, Virginia.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. These statements are based on certain assumptions and analyses by the Company and may relate to the Company’s future plans and performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic conditions, the legislative/regulatory climate, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our position as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Amounts in thousands)

	3 Months Ended 9/30/2007	3 Months Ended 6/30/2007	3 Months Ended 9/30/2006
	(Unaudited)	(Unaudited)	(Unaudited)
Income Statement Highlights
Net Interest Income	$2,625	$2,525	$2,340
Provision for Loan Losses	86	118	94
Noninterest Income	680	658	628
Noninterest Expense	2,056	2,095	1,955
Net Income	786	660	629

	9 Months Ended 9/30/2007	Year Ended 12/31/2006	9 Months Ended 9/30/2006
	(Unaudited)		(Unaudited)
Income Statement Highlights
Net Interest Income	$7,563	$9,192	$6,789
Provision for Loan Losses	277	339	240
Noninterest Income	1,946	2,500	1,855
Noninterest Expense	6,268	7,825	5,727
Net Income	2,014	2,412	1,829

	9/30/2007	12/31/2006	9/30/2006
	(Unaudited)		(Unaudited)
Balance Sheet Highlights
Net Loans	$224,482	$207,861	$202,895
Total Investments	21,170	24,866	25,223
Total Assets	277,908	256,421	246,478
Total Deposits	250,274	230,817	220,598
Total Liabilities	251,786	231,929	222,038
Stockholders’ Equity	26,122	24,492	24,440

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-369-3036 bryanlemley@1stnatbk.